Exhibit 99.CODE.ETH

CODE OF BUSINESS CONDUCT AND ETHICS

As mandated by the Securities and Exchange Commission, this Code of Business Conduct and Ethics (this "Code") sets forth legal and ethical standards of conduct for the directors, officers and employees of Value Line, Inc. and subsidiaries (the "Company") and the Value Line Mutual Funds. This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company including its subsidiaries, and each of the Value Line Mutual Funds and applies to each director and employee including the principal executive officer, principal financial officer, principal accounting officer or controller of each entity and persons performing similar functions.

If you have any questions regarding this Code or its application to you in any situation, you should contact Mrs. Buttner or Howard Brecher.

Compliance with Laws, Rules and Regulations

The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, or if you become aware of any violation of this Code, it is your responsibility to promptly report the matter. You may contact Mrs. Buttner or another officer of the Company. While it is the Company's desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

Confidentiality

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company, except when disclosure is authorized by the CEO or legally mandated. Confidential information includes lists of clients, personal information about employees or subscribers and the like. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company. Employees, officers and directors (other than the Company's authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as directed by the CEO. All responses to inquiries on behalf of the Company must be approved by the Company's authorized spokespersons, who are Jean B. Buttner, Howard A. Brecher or David T. Henigson. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to the Company's authorized spokesperson.

Honest and Ethical Conduct and Fair Dealing

Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company's suppliers, customers, competitors and employees. Statements regarding the Company's products and services must not be untrue, misleading, deceptive or fraudulent.

Protection and Proper Use of Corporate Assets

Employees, officers and directors should seek to protect the Company's assets. Theft, carelessness and waste have a direct impact on the Company's financial performance. All of us must use the Company's assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

All of us must always act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a "conflict of interest." A conflict of interest occurs when your personal interest interferes with the interests of the Company. A conflict of interest can arise whenever you, as an officer, director or employee, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

The Company recognizes that Related Person Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.  Nevertheless, the Company recognizes that there are situations where Related Person Transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders.  Therefore, the Company has adopted the procedures set forth below for the review, approval or ratification of Related Person Transactions.

For the purposes of this Code of Conduct and Business Ethics, a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $50,000, and in which any Related Person had, has or will have a direct or indirect material interest; provided, however, that the following are not Related Person Transactions:

1.	the transaction involves compensation approved by the Company's Compensation Committee;

2.	the transaction is available to all employees generally;

3.
indebtedness due from the Related Person for purchases of goods and services is subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business; and

4.	the interest of the Related Person arises solely from the ownership of the Company's Common Stock and all holders of the Company's Common Stock receive the same benefit on a pro rata basis.

For purposes of this Code of Business Conduct and Ethics, a "Related Person" means:
1.	any person who is, or at any time since the beginning of the Company's last fiscal year was, a director or officer of the Company or a nominee to become a director of the Company;

2.	any person who is known to be the beneficial owner of 5% or more of the Company's Common Stock;

3.
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, officer, nominee or 5% or more beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, officer, nominee or 5% or more beneficial owner; and

4.
any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

A Related Person Transaction shall be consummated or shall continue only if the Audit Committee shall approve or ratify such transaction and if the transaction is fair and reasonable to the Company.

Business Opportunities

All of us are bound to advance the Company’s business interests when the opportunity to do so arises.  You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

Accuracy of Books and Records and Public Reports

Employees, officers and directors must honestly and accurately report all Company business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company's ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company's accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Concerns Regarding Accounting or Auditing Matters

Anyone with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, communicate such concerns or complaints to any of the Company's officers. A record of all complaints and concerns received will be provided to a member of the Audit Committee.

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

Disciplinary Action

Disciplinary measures will be taken against:
●	Any employee, officer or director who authorizes, directs, approves or participates in any violation of the Code or of any applicable law, rule or regulation;

●
Any employee, officer or director who has deliberately failed to report a violation of the Code or of any applicable law, rule or regulation, who has concealed any such violation or who has deliberately withheld or misstated relevant information concerning such a violation;

●
Any employee, officer or director who retaliates, directly or indirectly, or encourages others to do so, against any other employee, officer or director because of a report by that person of a suspected violation of the Code or of any applicable law, rule or regulation;

●
Any employee, officer or director who knowingly refers a false allegation of a violation of the Code or of any applicable law, rule or regulation or who deliberately abuses the procedures established for investigating suspected violations of the Code; and

●	Any employee, officer or director who refuses to return a signed certification of the Code or who fails to return a signed certification of the Code after reasonable opportunity to do so.

●	Any employee, officer or director who is responsible for making or disseminating malicious or untrue statements about the Company or fellow employees.

In addition, persons who violate any applicable law, rule or regulation may be subject to criminal and civil penalties and payment of civil damages to the Company or third parties.

Dissemination and Amendment

This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

This document is not an employment contract between the Company and any of its employees, officers or directors and does not alter the Company's at-will employment policy.

Certification

I, ______________________________ do hereby certify that:
     (Print Name Above)

1.           I have received and carefully read the Code of Business Conduct and Ethics of Value Line, Inc. and the Value Line Mutual Funds.

2.           I understand the Code of Business Conduct and Ethics.

3.           I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics.

Date:
(Signature)

EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE HUMAN RESOURCE DEPARTMENT WITHIN 30 DAYS OF ISSUANCE.  FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.